Exhibit 99.1

News Release

Media:	Investors:

Kevin Heine	Izzy Dawood
+1 212 635 1590	+1 212 635 1850
kevin.heine@bnymellon.com	izzy.dawood@bnymellon.com

John Hinshaw Elected to BNY Mellon Board of Directors

Proven Technology Leader for Blue Chip Global Companies

NEW YORK, September 8, 2014 — BNY Mellon, a global leader in investment management and investment services, announced today the appointment of John Hinshaw to its Board of Directors.

Hinshaw is currently Executive Vice President of Technology and Operations at HP, responsible for the firm’s global operations including information technology, business process management, sales operations, procurement, business shared services, and real estate functions. He is also a member of the Executive Council at HP.

“John is a top leader in his field, having served in progressively more complex, global technology roles across several different industries,” said BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell. “His broad technology and management expertise will be a major asset to the Board and our management team as we continue to develop and deploy innovative, intelligent technology solutions to our clients around the world.”

Prior to joining HP, Hinshaw served as Vice President and General Manager for Boeing Information Solutions at The Boeing Company. Before that, he served as Boeing’s Chief Information Officer and led their companywide corporate initiative on information management and information security. Hinshaw also spent 14 years at Verizon Communications where, among several senior roles, he was Senior Vice President and Chief Information Officer of Verizon Wireless, overseeing the IT function of the wireless carrier.

Hinshaw, 43, is also a board member of the National Academy Foundation, an educational non-profit organization. He received a B.B.A. in Computer Information Systems and Decision Support Sciences from James Madison University in 1992.

Hinshaw is the second new Board member appointed to BNY Mellon’s Board of Directors this year. In April, Jeffrey A. Goldstein was appointed to the Board. Goldstein is a former Under Secretary of the United States Treasury for Domestic Finance and currently an executive at the private equity firm Hellman & Friedman LLC.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of June 30, 2014, BNY Mellon had $28.5 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

* * * * *